Exhibit 23.10

Consent of Prospective Director

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of IPSCO Tubulars Inc., the undersigned hereby consents to being named and described as a person who will become a director of IPSCO Tubulars Inc. in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 19th day of December, 2017.

/s/ John Fees
Name: Mr. John Fees